Exhibit 107

Calculation of Filing Fee

FORM S-3

(Form Type)

Professional Diversity Network, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Rule 457(c)	1,162,790	$2.82 (2)	$3,273,311.99	$0.0001102	$360.72
Total Offering Amounts					$3,273,311.99		$360.72
Total Fees Previously Paid							––
Total Fee Offsets							––
Net Fee Due							$360.72

(1) Represents the shares of common stock, $0.01 par value per share (the “common stock”), of Professional Diversity Network, Inc. (the “Registrant”) that will be offered for resale by the selling stockholder pursuant to the registration statement to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2) Estimated in accordance with Rule 457(c) of the Securities Act solely for the purpose of calculating the Registrant’s registration fee on the basis of $2.82 per share, which is the average of the high and low prices of Common Stock, as reported on the NASDAQ Capital Market on January 13, 2023.